UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CapitalSouth Partners Fund II Limited Partnership

(Exact name of Registrant as specified in Its Charter)

North Carolina	55-0793325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4201 Congress St., Suite 360 Charlotte, NC	28209
(Address of principal executive office)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.    ☑

Securities Act registration statement file number to which this form relates: (if applicable) 333-191292

Securities to be registered pursuant to Section 12 (b) of the Act: None

Securities to be registered pursuant to Section 12 (g) of the Act:

Partnership interests of CapitalSouth Partners Fund II Limited Partnership

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The Registrant’s Partnership Interests consist of a 1.03% general partnership interest and a 98.97% limited partnership interest (each interest being held by a “partner” and all of such interests held directly or indirectly by Capitala Finance Corp.). The general partnership interest of the Registrant is held by a general partner (hereinafter, the “general partner”) who will be liable for the debts and obligations of the Registrant to the extent required by the North Carolina Uniform Partnership Act (the “Act”) and the Small Business Investment Act. The management and operation of the Registrant and the formulation of investment policy are vested in its general partner, whose sole purpose shall be to serve as the general partner of the Registrant and who shall have the rights and powers which may be possessed by a general partner under the Act, including the right to delegate its responsibilities to manage and control the business and affairs of the Registrant to agents, officers and employees of the general partner or the Registrant. The general partner intends to delegate its responsibilities to a board of directors of the Registrant consisting of natural persons, a majority of whom will not be “interested persons” within the meaning of the Investment Company Act of 1940 (the “1940 Act”). Subject to the provisions of the 1940 Act and a custodian agreement between the Registrant and U.S. Bank National Association entered into pursuant to Section 17(f) of the 1940 Act, the general partner may receive, hold, manage and sell assets for and on behalf of the Registrant, or through the exercise or exchange of assets received by it from the Registrant.

The limited partnership interest of the Registrant (hereinafter, a “limited partner”) does not allow for the control or management of the business or affairs of the Registrant, and the limited partners shall not have any authority to act for or on behalf of the Registrant or to vote on any matter relative to the Registrant and its affairs except as is specifically permitted by the Amended and Restated Limited Partnership Agreement of the Registrant incorporated by reference hereto as Exhibit (b)(2).

Item 2. Exhibits.

a.2	Certificate of Limited Partnership of CapitalSouth Partners Fund II Limited Partnership (1)

b.2	Form of Amended and Restated Limited Partnership Agreement of CapitalSouth Partners Fund II Limited Partnership (2)

(1) Incorporated by reference to Capitala Finance Corp.’s registration statement on Form N-2 Pre-Effective Amendment No. 2 (File No. 333-188956) filed on September 16, 2013.

(2) Incorporated by reference to Capitala Finance Corp’s registration statement on Form N-2 Pre-Effective Amendment No. 5 (File No. 333-188956) filed on September 24, 2013

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPITALSOUTH PARTNERS FUND II LIMITED PARTNERSHIP

By:	CapitalSouth Partners F-II, LLC, its General Partner

By:	/s/ Joseph B. Alala, III
Name: Joseph B. Alala, III
Title: Managing Member, President and Chief Executive Officer

Date: September 24, 2013